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                                                                     EXHIBIT 2.3

         AMENDMENT NO. 1 TO MEMORANDUM OF PURCHASE AND SALE AGREEMENT



     This Amendment No. 1 to the Memorandum of Purchase and Sale Agreement, dated July 21, 1998 (the "Agreement"), by and among IMCO Recycling Inc., a Delaware corporation ("Buyer"), and each of The Minnette and Jerome Robinson Community Property Trust, a Texas trust, The Minnette and Jerome Robinson Foundation, The Minnette and Jerome Robinson Charitable Remainder Trust, a Texas trust, M. Russ Robinson, Howard Robinson and Mindy Robinson Brown, all residents of the state of Texas, (collectively, "Shareholders") is made by and among Buyer and the Shareholders (acting by and through M. Russ Robinson individually and as the Shareholders' Representative in accordance with Section 7 of the Agreement) effective as of the 20th day of August, 1998. Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

                             W I T N E S S E T H:
                             -------------------

     WHEREAS, Buyer and the Shareholders have entered into the Agreement;

     WHEREAS, the closing of the transactions contemplated by the Agreement occurred on July 21, 1998 (the "Closing Date");

     WHEREAS, the parties to the Agreement wish to amend the Agreement to memorialize certain understandings among them in connection with the terms and conditions set forth in Sections 2.3(c) and 2.3(d) of the Agreement;

     NOW, THEREFORE, Buyer and the Shareholders hereby agree as follows:

1. Section 2.3(c) of the Agreement is hereby deleted in its entirety and replaced with the following in lieu thereof:

               "(c) In the event the Net Worth is less than $16,750,000 as of the Effective Date, then the amount of the Cash Component to be paid to Shareholders as described in Section 2.2(a) herein shall be reduced by an amount (if any) equal to the difference between $16,750,000 and the Net Worth as of the Effective Date."

2. Section 2.3(d) of the Agreement is hereby amended by deleting the third sentence thereof and replacing it with the following in lieu thereof:

               "Buyer will deliver the Closing Financial Statements to Shareholders within forty-five (45) days after the Closing Date."

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3.   Except as expressly modified by the terms hereof, the terms and conditions of the Agreement shall remain in full force and effect for all purposes. This Amendment No. 1 may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment No. 1 and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 to the Memorandum of Purchase and Sale Agreement effective as of the day and year first above written.


                              BUYER:

                              IMCO RECYCLING INC.



                              /s/ DON V. INGRAM
                              --------------------------------------------------
                              DON V. INGRAM, Chief Executive Officer



                              SHAREHOLDERS:


                              /s/ M. RUSS ROBINSON
                              --------------------------------------------------
                              M. RUSS ROBINSON, acting individually and in his capacity as Shareholders' Representative in accordance with the terms of Section 7 of the Agreement, for and on behalf of M. Russ Robinson, Howard Robinson, Mindy Robinson Brown, The Minnette and Jerome Robinson Community Property Trust, The Minnette and Jerome Robinson Foundation, and the Minnette and Jerome Robinson Charitable Remainder Trust.



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